Exhibit 99.1

FOR IMMEDIATE RELEASE

Intellicheck Mobilisa, Inc. Contact:

The Investor Relations Group
James Carbonara, 212-825-3210

Intellicheck Mobilisa and Eid Passport Jointly Announce Settlement of Lawsuit

Port Townsend, Washington and Portland, Oregon- December 8, 2010 -Intellicheck Mobilisa, Inc. (NYSE Amex: IDN) and Eid Passport, Inc. today announced the settlement of the federal antitrust and false advertising lawsuit that Eid Passport brought against Intellicheck Mobilisa in late 2009.  Although specific terms of the settlement are confidential, the parties agreed that the following information about the settlement could be made public:

1.      Intellicheck Mobilisa has agreed to assure Eid Passport the availability of the drivers’ license parsing software that Eid Passport previously had licensed from Positive Access Corporation.  Positive Access Corporation is a wholly owned subsidiary of Intellicheck Mobilisa.

2.      All claims in the lawsuit are being dismissed with prejudice; each party is bearing its own costs and attorneys fees; the parties are mutually releasing all claims against one another relating to the lawsuit up to the effective date of the Settlement Agreement; and neither party has admitted any wrong-doing or any validity to any of the allegations made against it in the lawsuit.

3.      In connection with the settlement, neither party is making any payment to the other.